Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Chris Barnes, (972) 673-5539

Investor Relations Heather Catelotti, (972) 673-5869
DR PEPPER SNAPPLE GROUP REPORTS FIRST QUARTER 2016 RESULTS

Company reports EPS of $0.96 for the quarter. Core EPS were $0.94 for the quarter, up 16%.
Reported Net Sales increased 2% in the quarter.
Foreign currency translation reduced Reported Net Sales by 2% and Reported EPS by 1% in the quarter.
Company now expects full year 2016 Core EPS at the high end of its previously communicated range of $4.20 to $4.30 and continues to expect to return over $1 billion to shareholders in the form of stock repurchases and dividends.
Plano, TX, April 27, 2016 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported first quarter 2016 EPS of $0.96 compared to $0.81 in the prior year period. Core EPS were $0.94, up 16%, compared to $0.81 in the prior year period.

For the quarter, reported net sales increased 2% on favorable product and package mix of 3%, price increases of 1% and a 1% increase in sales volumes. These increases were partially offset by 2 percentage points of unfavorable foreign currency translation. Net sales growth was also partially offset by unfavorable segment mix, as well as higher discounts, which were primarily related to our fountain foodservice business. Reported segment operating profit (SOP) increased 11%, or $36 million, on net sales growth, commodity deflation and planned lower marketing costs, partially offset by inflationary increases in certain operating expenses.

Reported income from operations for the quarter was $313 million, including $7 million in unrealized commodity mark-to-market gains. Reported income from operations was $270 million in the prior year period, including a $1 million unrealized commodity mark-to-market loss. Core income from operations for the quarter was $306 million, up 13%, representing 20.6% of net sales compared to 18.7% in the prior year period.

DPS President and CEO Larry Young said, “We’re off to a good start this year. Our teams stayed focused on our strategy of unlocking growth across our priority brands through integrated communication and execution. We gained dollar share in both CSDs and sparkling waters in Nielsen measured markets and delivered both product and package innovation to meet consumers’ evolving needs. Rapid Continuous Improvement (RCI) continues to enhance growth and productivity across the business.”

EPS reconciliation	First Quarter
	2016	2015	Percent Change
Reported EPS	$0.96	$0.81	19

Unrealized commodity mark-to-market net gain	(0.02)	—
Core EPS	$0.94	$0.81	16
EPS - earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. Beginning in the second quarter of 2015, we excluded the impact of realized gains and losses on foreign currency transactions from our currency neutral calculation. Refer to the Definitions section of this press release for details on how the company calculates currency neutral metrics. For a reconciliation of non-GAAP to GAAP measures see pages A-5 through A-8 accompanying this release.

Summary of 2016 results	First Quarter
(Percent change)	As Reported	Currency Neutral (Translation)

BCS Volume	2	2
Sales Volume	1	1
Net Sales	2	4
SOP	11	11
BCS - bottler case sales

BCS Volume
For the quarter, BCS volume increased 2%, with both carbonated soft drinks (CSDs) and non-carbonated beverages (NCBs) increasing 2%.

By geography, U.S. and Canada volume increased 2%, and Mexico and the Caribbean volume increased 6%.

In CSDs, brand Dr Pepper increased 4% driven by growth in our fountain foodservice business. Schweppes and Crush grew 10% and 6%, respectively, on increased promotional activity at a large retailer. Peñafiel grew 5%, and Squirt grew 3%. These increases were partially offset by our Core 4 brands, which decreased 3%, as a mid-single-digit increase in Canada Dry was more than offset by a double-digit decrease in 7UP, a mid-single-digit decrease in Sunkist soda and a low-single-digit decrease in A&W. Fountain foodservice volume increased 10% in the quarter, partially impacted by the timing of orders for a large customer.

In NCBs, our water category grew 22% on strong growth in Bai brands, Aguafiel and FIJI. Snapple grew 4%, while Clamato grew 10% primarily on increased promotional activity. Hawaiian Punch decreased 7% on higher single serve pricing, while Mott’s declined 4% in the quarter.

Sales Volume
Sales volumes increased 1% in the quarter.

2016 Segment results	First Quarter
(Percent Change)		As Reported		Currency Neutral (Translation)
	Sales Volume	Net Sales	SOP	Net Sales	SOP

Beverage Concentrates	1	1	2	1	3
Packaged Beverages	(1)	4	24	4	24
Latin America Beverages	6	(9)	(12)	6	—
Total	1	2	11	4	11

Beverage Concentrates
Net sales increased 1% in the quarter driven by concentrate price increases taken at the beginning of the year and a 1% increase in concentrate shipments, which were partially offset by higher discounts, primarily related to our fountain foodservice business. SOP increased 3% on net sales growth and planned lower marketing costs, which were partially offset by increases in certain operating costs.

Packaged Beverages
Net sales increased 4% in the quarter on favorable product and package mix and price increases, partially offset by a 1% decline in sales volumes. SOP increased 24% on net sales growth and lower commodity, logistics and marketing costs, which were partially offset by increases in certain operating expenses.

Latin America Beverages
Net sales increased 6% in the quarter on a 6% increase in sales volumes. SOP was flat in the quarter, as net sales growth, lower commodity costs and ongoing productivity improvements were partially offset by the higher cost of certain U.S. dollar denominated input costs as a result of the strengthening U.S. dollar.

Furthermore, a $4 million arbitration award related to our Mexican joint venture reduced SOP growth by 24 percentage points in the quarter.

Corporate and Other Items
For the quarter, corporate costs totaled $64 million, which included $7 million in unrealized commodity mark-to-market gains. Corporate costs in the prior year period were $71 million, which included a $1 million unrealized commodity mark-to-market loss.

Net interest expense increased $6 million in the quarter primarily driven by higher debt balances and refinancing of certain debt in the prior year.

For the quarter, the reported effective tax rate was 35.2%. The effective tax rate in the prior year period was 35.7%.

Cash Flow
For the quarter, the company generated $177 million of cash from operating activities compared to $101 million in the prior year. Capital spending totaled $27 million compared to $20 million in the prior year period. The company returned $269 million to shareholders in the form of stock repurchases ($179 million) and dividends ($90 million).

2016 Full Year Guidance
The company now expects full year reported net sales to be up approximately 2% and core EPS to be at the high end of the previously communicated $4.20 to $4.30 range. Collectively, foreign currency translation and transaction are now expected to negatively impact net sales by approximately 1% and core EPS growth by about 2.5%.

Packaging and ingredient costs are now expected to decrease COGS by approximately 0.5% on a constant volume/mix basis.

The company continues to expect its core tax rate to be approximately 35.5%.

The company continues to expect capital spending to be approximately 3% of net sales.

The company continues to expect to repurchase $650 million to $700 million of its common stock.

Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the first quarter comprising January, February and March.

Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.

Pricing refers to the impact of list price changes.

Unrealized mark-to-market: We recognize the change in the fair value of open commodity derivative positions between periods in corporate unallocated expenses, as these instruments do not qualify for hedge accounting treatment. As the underlying commodity is delivered, the realized gains and losses are subsequently reflected in the segment results.

EPS represents diluted earnings per share.

Core financial measures are determined utilizing reported financial numbers adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods.

Core metrics are determined based on the core financial measures.

Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates. Beginning in the second quarter of 2015, we excluded the impact of realized gains and losses on foreign currency transactions from our currency neutral calculation.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

Conference Call
At 9 a.m. (CDT) today, the company will host a conference call with investors to discuss first quarter results and the outlook for 2016. The conference call and slide presentation will be accessible live through DPS’s website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 through A-8 accompanying this release and under “Financial News” on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

For additional information about Dr Pepper Snapple Group, please reference the “DPS Overview” presentation slideshow under “Events and Presentations” on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 13 of our 14 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.
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DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended March 31, 2016 and 2015
(Unaudited, in millions, except per share data)

	For the
	Three Months Ended
	March 31,
	2016	2015
Net sales	$1,487	$1,451
Cost of sales	602	602
Gross profit	885	849
Selling, general and administrative expenses	546	552
Depreciation and amortization	26	27
Other operating expense, net	—	—
Income from operations	313	270
Interest expense	33	27
Interest income	—	—
Other income, net	(1)	(1)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	281	244
Provision for income taxes	99	87
Income before equity in earnings of unconsolidated subsidiaries	182	157
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—
Net income	$182	$157
Earnings per common share:
Basic	$0.97	$0.82
Diluted	0.96	0.81
Weighted average common shares outstanding:
Basic	187.6	193.0
Diluted	189.0	194.6

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2016 and December 31, 2015
(Unaudited, in millions, except share and per share data)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$275	$911
Accounts receivable:
Trade, net	576	570
Other	53	58
Inventories	235	209
Prepaid expenses and other current assets	144	69
Total current assets	1,283	1,817
Property, plant and equipment, net	1,136	1,156
Investments in unconsolidated subsidiaries	36	31
Goodwill	2,988	2,988
Other intangible assets, net	2,662	2,663
Other non-current assets	193	150
Non-current deferred tax assets	66	64
Total assets	$8,364	$8,869
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$357	$277
Deferred revenue	64	64
Short-term borrowings and current portion of long-term obligations	8	507
Income taxes payable	59	27
Other current liabilities	688	708
Total current liabilities	1,176	1,583
Long-term obligations	2,907	2,875
Non-current deferred tax liabilities	797	787
Non-current deferred revenue	1,166	1,181
Other non-current liabilities	216	260
Total liabilities	6,262	6,686
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 800,000,000 shares authorized, 186,694,160 and 187,841,509 shares issued and outstanding for 2016 and 2015, respectively	2	2
Additional paid-in capital	93	211
Retained earnings	2,194	2,165
Accumulated other comprehensive loss	(187)	(195)
Total stockholders' equity	2,102	2,183
Total liabilities and stockholders' equity	$8,364	$8,869

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2016 and 2015
(Unaudited, in millions)

	For the
	Three Months Ended
	March 31,
	2016	2015
Operating activities:
Net income	$182	$157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	48	48
Amortization expense	8	8
Amortization of deferred revenue	(16)	(16)
Employee stock-based compensation expense	11	9
Deferred income taxes	16	15
Other, net	(25)	(17)
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	(5)	(19)
Other accounts receivable	1	(4)
Inventories	(25)	(26)
Other current and non-current assets	(82)	(81)
Other current and non-current liabilities	(70)	(99)
Trade accounts payable	81	67
Income taxes payable	53	59
Net cash provided by operating activities	177	101
Investing activities:
Purchase of property, plant and equipment	(27)	(20)
Investment in unconsolidated subsidiaries	(6)	—
Purchase of cost method investment	—	(15)
Proceeds from disposals of property, plant and equipment	1	1
Other, net	(8)	(6)
Net cash used in investing activities	(40)	(40)
Financing activities:
Repayment of senior unsecured notes	(500)	—
Repurchase of shares of common stock	(179)	(135)
Dividends paid	(90)	(79)
Tax withholdings related to net share settlements of certain stock awards	(31)	(26)
Proceeds from stock options exercised	7	19
Excess tax benefit on stock-based compensation	20	19
Capital lease payments	(2)	(1)
Other, net	—	1
Net cash used in financing activities	(775)	(202)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	(638)	(141)
Effect of exchange rate changes on cash and cash equivalents	2	(3)
Cash and cash equivalents at beginning of period	911	237
Cash and cash equivalents at end of period	$275	$93

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three Months Ended March 31, 2016 and 2015
(Unaudited, in millions)

	For the Three Months Ended March 31,
	2016	2015
Segment Results – Net sales
Beverage Concentrates	$287	$285
Packaged Beverages	1,097	1,053
Latin America Beverages	103	113
Net sales	$1,487	$1,451

	For the Three Months Ended March 31,
	2016	2015
Segment Results – SOP
Beverage Concentrates	$187	$183
Packaged Beverages	175	141
Latin America Beverages	15	17
Total SOP	377	341
Unallocated corporate costs	64	71
Other operating expense, net	—	—
Income from operations	313	270
Interest expense, net	33	27
Other income, net	(1)	(1)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$281	$244

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates. Beginning in the second quarter of 2015, we excluded the impact of realized gains and losses on foreign currency transactions from our currency neutral calculation.
Free Cash Flow: Free cash flow is defined as net cash provided by operating activities adjusted for capital spending and certain items excluded for comparison to prior year periods. For the three months ended March 31, 2016 and 2015, there were no certain items excluded for comparison to prior year periods.
Core earnings: Core earnings is defined as net income adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods. For the three months ended March 31, 2016 and 2015, there were no items other than mark-to-market excluded for comparison to prior year periods.
The tables on the following pages provide these reconciliations.

RECONCILIATION OF NET SALES AND SOP
AS REPORTED TO AS ADJUSTED TO CURRENCY NEUTRAL
(Unaudited)

	For the Three Months Ended March 31, 2016
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	1%	4%	(9)%	2%
Impact of foreign currency	—%	—%	15%	2%
Net sales, as adjusted to currency neutral	1%	4%	6%	4%

	For the Three Months Ended March 31, 2016
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	2%	24%	(12)%	11%
Impact of foreign currency	1%	—%	12%	—%
SOP, as adjusted to currency neutral	3%	24%	—%	11%

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	For the
	Three Months Ended
	March 31,
	2016	2015	Change
Net cash provided by operating activities	$177	$101	$76
Purchase of property, plant and equipment	(27)	(20)
Free Cash Flow	$150	$81	$69

RECONCILIATION OF NET INCOME TO CORE EARNINGS
(Unaudited, in millions, except per share data)

	For the Three Months Ended March 31, 2016
	Reported	Mark to Market	Core	FX Translation	Currency Neutral Core
Net sales	$1,487	$—	$1,487	$21	$1,508
Cost of sales	602	3	605	9	614
Gross profit	885	(3)	882	12	894
Selling, general and administrative expenses	546	4	550	9	559
Depreciation and amortization	26	—	26	—	26
Other operating expense, net	—	—	—	—	—
Income from operations	313	(7)	306	3	309
Interest expense	33	—	33	—	33
Interest income	—	—	—	—	—
Other income, net	(1)	—	(1)	—	(1)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	281	(7)	274	3	277
Provision for income taxes	99	(2)	97	1	98
Income before equity in earnings of unconsolidated subsidiaries	182	(5)	177	2	179
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—
Net income	$182	$(5)	$177	$2	$179

Diluted earnings per common share	$0.96	$(0.02)	$0.94	$0.01	$0.95
Effective tax rate	35.2%		35.4%		35.4%
Operating margin	21.0%		20.6%		20.5%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Three Months Ended March 31, 2015
	Reported	Mark to Market	Core
Net sales	$1,451	$—	$1,451
Cost of sales	602	(2)	600
Gross profit	849	2	851
Selling, general and administrative expenses	552	1	553
Depreciation and amortization	27	—	27
Other operating expense, net	—	—	—
Income from operations	270	1	271
Interest expense	27	—	27
Interest income	—	—	—
Other income, net	(1)	—	(1)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	244	1	245
Provision for income taxes	87	—	87
Income before equity in earnings of unconsolidated subsidiaries	157	1	158
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—
Net income	$157	$1	$158

Diluted earnings per common share	$0.81	$—	$0.81
Effective tax rate	35.7%		35.5%
Operating margin	18.6%		18.7%